Exhibit 99.1

Shore Bancshares, Inc. Reports Quarterly Dividend of $0.12 Per Share

Easton, Maryland (8/4/2021) - Shore Bancshares, Inc. (NASDAQ - SHBI) announced that the Board of Directors has declared a quarterly common stock dividend in the amount of $0.12 per share, payable August 31, 2021 to stockholders of record on August 14, 2021.

“We are pleased to announce the continuation of our quarterly cash dividend of $0.12 per share.” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “The second quarter and first-half results for 2021 have resulted in solid earnings and healthy loan and deposit growth. In addition, we remain in a strong capital position. As always, we are committed to growth and enhancing shareholder value.”

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: Edward Allen, Executive Vice President, Chief Financial Officer,

410-763-7800